Exhibit 99.1

The Dow Chemical Company Midland, MI

For editorial information: David Winder (989) 636-0626 dowmedia.relations@dow.com	For editorial information: Bob Plishka (800) 636-1463 IR@dow.com

FOR IMMEDIATE RELEASE

Dow Completes Acquisition of Rohm and Haas,
Creating a Leading Global Specialty Chemicals and Advanced Materials Company

Midland, Mich. – April 1, 2009 – The Dow Chemical Company (NYSE: DOW) today announced that it has completed its acquisition of Rohm and Haas (NYSE: ROH).  The acquisition is a major step in Dow’s strategy of growing its performance products and specialty portfolio to deliver more consistent earnings growth.  Combining the two organizations’ best-in-class technologies, broad geographic reach and strong market channels will create a $14.0 billion diversified business portfolio, which will be called Dow’s Advanced Materials division.  The division is intended to achieve $3.0 billion in additional value growth opportunities, as well as annual cost synergies of $1.3 billion.

“The closing of this transaction strongly positions Dow for the future by transforming our business portfolio,” said Dow Chairman and CEO, Andrew N. Liveris.  “This is an exciting day for all of Dow’s stakeholders, and we are committed to delivering on a clear and measurable plan designed to meet the needs of our investors, employees, customers and suppliers, even in this current challenging macroeconomic environment.  Our first critical task is to ensure a seamless integration of Rohm and Haas that maximizes the synergies and opportunities offered by this transaction.”

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Dow Completes Acquisition of Rohm and Haas

Rohm and Haas is the key element in Dow’s new Advanced Materials division.  Pierre Brondeau has been named president and CEO of this division, which includes: Coatings, Building and Construction, Specialty Materials, Adhesives and Functional Polymers, and Electronic Materials.

Transaction Delivers on Announcement Day Promises
We expect the creation of Dow’s new Advanced Materials division will:
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Deliver significant cost and revenue synergies: Based on work that has been ongoing since July 2008, Dow has increased its annual cost synergy estimates to $1.3 billion, capitalizing on additional expected cost savings in the areas of combined purchasing and centralized business services.

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Leverage Rohm and Haas’s strengths and drive growth for the combined company: Dow’s Advanced Materials division will provide deeper geographic reach, increased channels to market, and complementary technologies.  In addition, the combined company will have one of the largest research and development programs in the chemical industry.

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Enable Dow’s transformation into an earnings growth company: By expanding its specialty chemicals and advanced materials businesses, Dow has shifted the balance of its portfolio to this higher growth, higher margin area.  The Advanced Materials division is strongly positioned in more resilient markets, as well as businesses that are poised for growth in the economic upturn, including coatings, adhesives and electronics.

Continued Progress on De-leveraging
Dow has decided to exercise its option to have the Haas Family Trusts make an additional $500 million investment in Dow equity.  This is consistent with Dow’s disciplined plan to retire the bridge loan for the financing of the Rohm and Haas transaction by the end of 2009.  This will be accomplished through the sale of assets, issuance of equity and debt, and the previously announced reduction in the Company’s dividend to preserve cash.

Regulatory Approvals
On January 23, 2009, Dow entered into a consent order with the United States Federal Trade Commission (FTC) that permitted the completion of the acquisition, provided that certain actions

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow Completes Acquisition of Rohm and Haas

to address potential anticompetitive effects are implemented within 240 days of the deal closing.  Specifically, under the terms of that agreement, Dow is required to divest the following businesses:

–	Clear Lake, Texas, acrylic acid and esters plant and the related glacial acrylic acid, butyl acrylate, and ethyl acrylate businesses in North, Central, and South America
–	UCAR Emulsion Systems specialty latex businesses in North America
–	North American hollow plastic pigment business (also referred to as the hollow sphere particle business)

The consent order also includes an Order to Hold Separate which requires Dow to maintain the competitiveness of these businesses pending their divestiture and to ensure that confidential information is not transferred between these businesses and the other businesses of Dow.

Dow has already initiated procedures to comply with the FTC consent order and has been actively seeking buyers for the impacted businesses.  The acquisition previously received regulatory clearance from the European Commission on January 8, 2009.

Effective today, Rohm and Haas common stock will cease trading.

About Dow
With annual sales of $58 billion and 46,000 employees worldwide, Dow is a diversified chemical company that combines the power of science and technology with the “Human Element“ to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in around 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

Forward-Looking Information
The forward-looking statements contained in this release involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U.S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow